Exhibit (a)(5)(xx)

FOR IMMEDIATE RELEASE

ICAHN ACCEPTS TENDERED LIONS GATE SHARES AND SUBSEQUENT

OFFERING PERIOD COMMENCES

New York, New York, June 17, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn announced today that, as of 8:00 p.m. (New York time) on June 16, 2010, the tender deadline under the offer by Mr. Icahn’s affiliated entities to purchase any and all of the outstanding common shares of Lions Gate Entertainment Corp. for $7.00 per share in cash, 15,593,104 common shares of Lions Gate were validly deposited into the offer. As all of the terms and conditions of the offer have been satisfied, Mr. Icahn and his affiliated entities have taken up and accepted for payment all of the tendered common shares, which represent approximately 13.2% of Lions Gate’s outstanding common shares. Following purchase of these shares, Mr. Icahn and his affiliated entities will own approximately 31.8% of Lions Gate’s outstanding common shares. The aggregate cash consideration to be paid for the Lions Gate common shares tendered through June 16, 2010 is approximately $109.2 million.

Mr. Icahn also announced today that the subsequent offering period for the offer has commenced and will expire at 11:59 p.m. (New York time) on June 30, 2010. During the subsequent offering period, holders of Lions Gate common shares who did not tender their shares during the initial offer period may tender their shares and receive the same consideration of $7.00 per share in cash, without interest, as was offered during the initial offer period. Mr. Icahn’s affiliates will immediately accept and promptly pay for all Lions Gate shares as they are tendered during the subsequent offering period. A related notice is being mailed to Lions Gate shareholders today.

Mr. Icahn stated: “We are pleased with the results of our tender offer. We note Lions Gate’s repeated warnings that our purchase of shares tendered in the offer would cause an “event of default” under the company’s credit facilities, which could trigger “cross-defaults” with respect to over $472 million of bond indebtedness. Lions Gate also stated again on Monday that it was “confident” in its ability to obtain a waiver under its credit facilities in order to prevent such an event of default. However, we are concerned that since that time we have seen no communication regarding this waiver. Additionally, Lions Gate has made no mention of its plans to deal with possible defaults under its bond indebtedness (which would not be cured through a waiver under its credit facilities) in the event we obtain control of the company. As we have stated before, we believe the directors have only themselves to blame for the predicament in which Lions Gate now finds itself, as they were the ones who agreed to the offensive “poison put” provisions in the company’s debt documents (which we consider to be entrenchment devices).”

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND ALL AMENDMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.